As filed with the Securities and Exchange Commission on April 26, 2006

Registration No. 333-________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0526032 (I.R.S. Employer Identification No.)
10111 Richmond Ave., Suite 340 Houston, TX 77042 (713)-963-9522 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward A. Guthrie
Executive Vice President
GulfMark Offshore, Inc.
10111 Richmond Ave., Suite 340
Houston, TX 77042
(713) 963-9522
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010-4035
(713) 951-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant or Rule 462(e) under the Securities Act, check the following box.

If the Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock(1), Preferred Stock(2), Debt Securities (3), and Warrants to Purchase Common Stock (4)
	(5)	(5)	$250.000.000(6)	$26,750(6)(7)

(1) Subject to note (5) below, we are registering an indeterminate number of shares of common stock that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of preferred stock that is convertible into common stock, and including shares issuable upon exercise of warrants.

(2) Subject to note (5) below, we are registering an indeterminate number of shares of preferred stock that we may issue from time to time at indeterminate prices. Shares of preferred stock may be convertible into shares of common stock.

(3) Subject to note (5) below, we are registering an indeterminate amount of debt securities that we may issue from time to time at indeterminate prices.

(4) Subject to note (5) below, we are registering an indeterminate number of warrants that we may issue from time to time at indeterminate prices entitling the holder to purchase shares of common stock.

(5) Not applicable pursuant to General Instruction II.D of Form S-3 of the Securities Act of 1933, as amended.

(6) Represents the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount; the liquidation preference of any preferred stock; the offering price of any common stock; the issue price of any warrants; and the exercise price of any warrants; all of which together will not exceed $250,000,000. Pursuant to Rule 457(o), the registration fee is calculated on the aggregate maximum offering price of the common stock, preferred stock, debt securities, and warrants. The registration fee was calculated at the statutory rate of $107.00 per $1,000,000 of securities registered.

(7) The total filing amount due is $26,750. Of this amount, $6,121.16 was previously paid in respect of $186,065,000 of unsold securities registered on Form S-3 (Registration No. 333-101893, initially filed December 17, 2002), and $16,878.84 was previously paid in respect of $63,935,000 of unsold securities registered on Form S-3 (Registration No. 333-44696) filed on August 28, 2000. Accordingly, pursuant to Rule 457(p), the total filing fee paid with the filing of this registration statement for our common stock, preferred stock, debt securities, and warrants is $3,750.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS THAT WE PREVIOUSLY REGISTERED UNDER THE REGISTRATION STATEMENTS ON FORM S-3, NOS. 333-44696 AND 333-101893, BUT WHICH HAVE NOT YET BEEN ISSUED AND SOLD. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 NO. 333-101893 AND POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT ON FORM S-3 NO. 333-44696 PURSUANT TO WHICH $250,000,000 IN UNSOLD PREVIOUSLY REGISTERED SECURITIES MAY BE OFFERED AND SOLD. SUCH POST-EFFECTIVE AMENDMENTS SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion — April 26, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

GulfMark Offshore, Inc.

$250,000,000

Common Stock,
Preferred Stock,
Debt Securities,
and/or Warrants to purchase Common Stock

We may from time to time offer up to $250,000,000 in aggregate initial offering price of common stock, preferred stock, debt securities, and/or warrants to purchase our common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “GMRK.”

See “Risk Factors” on page 6 to read about factors you should consider before buying shares of our common stock or other securities we may offer for sale.

We may offer these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement. The prospectus supplement may also update or change the information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _______________, 2006.

TABLE OF CONTENTS

	Page		Page
Special Note Regarding Forward-Looking Statements	4	Description of Common Stock	15
About this Prospectus	5	Description of Preferred Stock	17
Risk Factors	6	Description of Debt Securities	18
Available Information	13	Description of Warrants	25
Documents Incorporated by Reference	13	Plan of Distribution	28
The Company	14	Legal Matters	30
Use of Proceeds	14	Experts	31
Ratio of Earnings to Fixed Charges	15

  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.

Such forward-looking statements typically include words or phrases such as “anticipate,” “estimate,” “projects,” “believes,” and words or phrases of similar import. Forward-looking statements and other statements that are not historical facts concerning, among other things, market conditions, the demand for marine support and transportation services and future capital expenditures, are subject to certain risks, uncertainties and assumptions, including without limitation:

•	operational risk,
•	catastrophic or adverse sea or weather conditions,
•	dependence on the oil and natural gas industry,
•	oil and gas prices,
•	delay or cost overruns on construction projects,
•	ongoing capital expenditure requirements,
•	uncertainties surrounding environmental and government regulation,
•	risk relating to leverage,
•	risks of foreign operations,
•	risk of war, sabotage or terrorism,
•	assumptions concerning competition,
•	risks of currency fluctuations, and
•	such other factors as may be discussed under the caption “Risk Factors” beginning on page 6 of this prospectus and in our other reports filed with the Securities and Exchange Commission, or “SEC. “

These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to risks and uncertainties, including the risk factors discussed above, general economic and business conditions, the business opportunities that may be presented to and pursued by us, changes in law or regulations and other factors, many of which are beyond our control. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” beginning on page 6 of this prospectus and any other risk factors described in an applicable prospectus supplement. There can be no assurance that we have accurately identified and properly weighed all of the factors which affect market conditions and demand for our vessels, that the information upon which we have relied is accurate or complete, that our analysis of the market and demand for our vessels is correct or that the strategy based on such analysis will be successful.

Each forward-looking statement speaks only as of the date of this prospectus or the document in which it appears and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the headings “Available Information” and “Documents Incorporated by Reference.”

As used in this prospectus generally, the terms “GulfMark,” “the Company,” “we,” “our” or “us” means GulfMark Offshore, Inc. and its direct or indirect subsidiaries. Our principal office is located at 10111 Richmond Ave., Suite 340, Houston, TX 77042 and our phone number is (713) 963-9522. Our internet address is www.gulfmark.com. Information on our website is not a part of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risk factors described below before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus, before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risk Factors Related to Our Business

  We rely on the oil and natural gas industry, and volatile oil and natural gas prices impact demand for our services.

Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:

•	prevailing oil and natural gas prices;

•	expectations about future prices;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	the sale and expiration dates of available offshore leases;

•	demand for petroleum products;

•	current availability of oil and natural gas resources;

•	the rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political and economic conditions;

•	technological advances; and

•	ability of oil and natural gas companies to generate or otherwise obtain funds for capital.

During recent years, the level of offshore exploration, development and production activity has been volatile. Currently, there is a period of high prices for oil and natural gas, and oil and natural gas companies have increased their exploration and development activities. This activity increase began in the second half of 2004 and continued into 2005 and early 2006 after reduced levels of activity were experienced in 2002-2004 despite high prices for oil and natural gas during that period. A decline in the worldwide demand for oil and natural gas or prolonged low oil or natural gas prices in the future below historical oil and gas prices, however, would likely result in reduced exploration and development of offshore areas and a decline in the demand for our offshore marine services. Any such decrease in activity is likely to reduce our day rates and our utilization rates and, therefore, could have a material adverse effect on our financial condition and results of operations.

An increase in a supply of offshore support vessels would likely have a negative effect on charter rates for our vessels, which could reduce our earnings.

Charter rates for marine support vessels depend in part on the supply of the vessels. Excess vessel capacity in the industry may result from:

•	constructing new vessels,

•	moving vessels from one offshore market area to another, or

•	converting vessels formerly dedicated to services other than offshore marine services.

In the last ten years, construction of vessels of the type operated by us for use in the North Sea and elsewhere has significantly increased. The addition of new capacity to the worldwide offshore marine fleet is likely to increase competition in those markets where we presently operate which, in turn, could reduce day rates, utilization rates and operating margins which would adversely affect our financial condition and results of operations.

Government regulation and environmental risks reduce our business opportunities and increase our costs.

We must comply with extensive government regulation in the form of international conventions, federal and state laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern:

•	oil spills and other matters of environmental protection,

•	worker health, safety and training,

•	construction and operation of vessels, and

•	vessel and port security.

We believe that we are in compliance with the laws and regulations to which we are subject. We are not a party to any material pending regulatory litigation or other proceeding and we are unaware of any threatened litigation or proceeding, which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for noncompliance are inherent in offshore marine services operations. Compliance with environmental, health, safety and vessel and port security laws increases our costs of doing business. Additionally, environmental, health, safety and vessel and port security laws change frequently. Therefore, we are unable to predict the future costs or other future impact of environmental, health, safety and vessel and port security laws on our operations. There can be no assurance that we can avoid significant costs, liabilities and penalties imposed on us as a result of government regulation in the future.

We are subject to hazards customary for the operation of vessels that could adversely affect our financial performance if we are not adequately insured or indemnified.

Our operations are subject to various operating hazards and risks, including:

•	catastrophic marine disaster,

•	adverse or catastrophic sea and weather conditions,

•	mechanical failure,

•	navigation errors,

•	collision,

•	oil and hazardous substance spills, containment and clean-up,

•	labor shortages and strikes,

•	damage to and loss of drilling rigs and production facilities, and

•	war, sabotage and terrorism risk.

These risks represent a threat to the safety of personnel and to our vessels, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. In such event, we would experience loss of revenue and possibly property damage and, additionally, third parties may have significant claims against us for damages due to personal injury, death, their property damage, pollution and loss of business.

We maintain insurance coverage against substantially all of the casualty and liability risks listed above, subject to deductibles and certain exclusions. We have renewed our primary insurance program for the insurance year 2006-2007 and have negotiated terms for renewal in 2007-2008 for our primary coverage. Additionally, there is no assurance that our insurance coverage will be available beyond the renewal periods or will be adequate to cover future claims that may arise.

Substantially all our revenues are derived from our international operations and those operations are subject to government regulation and operating risks.

We derive substantially all of our revenues from foreign sources. We therefore face risks inherent in conducting business internationally, such as:

•	foreign currency exchange fluctuations or imposition of currency exchange controls,

•	legal and government regulatory requirements,

•	difficulties and costs of staffing and managing international operations,

•	language and cultural differences,

•	potential vessel seizure or nationalization of assets,

•	import-export quotas or other trade barriers,

•	difficulties in collecting accounts receivable and longer collection periods,

•	political and economic instability,

•	imposition of currency exchange controls, and

•	potentially adverse tax consequences.

In the past, these conditions or events have not materially affected our operations. However, we cannot predict whether any such conditions or events might develop in the future. Also, our subsidiary structure and our operations in part based on certain assumptions about various foreign and domestic tax laws, currency exchange are requirements and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Any of these factors could materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

Our international operations are vulnerable to currency exchange rate fluctuations and exchange rate risks.

We are exposed to foreign currency exchange rate fluctuations and exchange rate risks as a result of our foreign operations. To minimize the financial impact of these risks, we attempt to match the currency of our debt and operating costs with the currency of the revenue streams. We occasionally enter into forward foreign exchange contracts to hedge specific exposures, but we do not speculate in foreign currencies. Because we conduct a large portion of our operations in foreign currencies, any increase in the value of the U.S. Dollar in relation to the value of applicable foreign currencies could potentially adversely affect our operating revenues when translated into U.S. Dollars.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our financial obligations.

We have now and, after this offering, to the extent proceeds from this offering are not used to reduce our indebtedness, will continue to have a significant amount of indebtedness. As of December 31, 2005, we had $249.8 million of outstanding indebtedness consisting of approximately $159.4 million of our 7.75% senior notes, $10.7 million related to certain vessel mortgages, $0.3 million related to the joint venture with Aker Brattvaag A.S. for the construction of the Aker PSV09, and $79.4 million under our credit facilities. As of December 31, 2005, the total outstanding under our $100 million credit facility was $59.7 million. Our $50 million acquisition credit facility had $19.7 million outstanding as of December 31, 2005. In addition, we and our subsidiaries may incur substantial additional indebtedness in the future. Although the indenture governing the 7.75% senior notes due 2014, and the agreements relating to our existing indebtedness, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, which would allow us to incur a substantial amount of additional indebtedness. Our substantial indebtedness could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential acquisition opportunities and other general corporate purposes,

•	increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest which, if interest rates increase, will result in higher interest expense,

•	increase our vulnerability to adverse general economic or industry conditions,

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate,

•	limit our ability to borrow additional funds,

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities, and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Any additional indebtedness we incur will exacerbate the risks described above. The restrictions contained in the indenture governing our 7.75% senior notes due 2014 do not prevent us from incurring obligations unless those obligations constitute indebtedness as defined in the indenture governing those notes.

Vessel construction and repair projects are subject to risks, including delays and cost overruns, that could have an adverse impact on our results of operations.

Our vessel construction and repair projects are subject to the risks of delay and cost overruns inherent in any large construction project, including:

•	shortages of equipment,

•	unforeseen engineering problems,

•	work stoppages,

•	weather interference,

•	unanticipated cost increases, and

•	shortages of materials or skilled labor.

Significant cost overruns or delays in connection with our repair projects would adversely affect our financial condition and results of operations. Significant delays could also result in penalties under, or the termination of, most of the long-term contracts under which we plan to operate our vessels.

Our current operations and future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

Expenditures required for the repair, certification and maintenance of a vessel typically increase with vessel age. These expenditures may increase to a level at which they are not economically justifiable. We cannot assure you that we will have sufficient resources to maintain our fleet either by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

Our industry is highly competitive, which depresses vessel prices and utilization and adversely affects our financial performance.

We operate in a competitive industry. The principal competitive factors in the marine support and transportation services industry include:

•	price, service and reputation of vessel operations and crews,

•	national flag preference,

•	operating conditions,

•	suitability of vessel types,

•	vessel availability,

•	technical capabilities of equipment and personnel,

•	safety and efficiency,

•	complexity of maintaining logistical support, and

•	cost of moving equipment from one market to another.

Many of our competitors have substantially greater resources than we have. Competitive bidding and downward pressures on profits and pricing margins could adversely affect our business, financial condition and results of operations.

We are subject to war, sabotage and terrorism risk.

War, sabotage, and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. Terrorist attacks have made it difficult to obtain insurance coverage. The costs for such coverage has increased and could continue to increase. We will evaluate the need to maintain this coverage as it applies to our fleet in the future. Instability in the financial markets as a result of war, sabotage or terrorism could also affect our ability to raise capital and could also adversely affect the oil, gas and power industries and restrict their future growth.

We depend on key personnel.

We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

We have previously identified material weaknesses under the Sarbanes-Oxley Act relating to the effectiveness of our internal controls over financial reporting and we may identify additional material weaknesses in the future.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act, adopted rules generally requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual report on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement first applied to our annual report on Form 10-K for the year ending December 31, 2004.

As of December 31, 2004, our management identified three “material weaknesses” in our internal financial controls. These material weaknesses related to:

(1) the financial statement close process, including insufficient controls over:

•	properly analyzing and reconciling intercompany accounts,

•	maintaining appropriate support and analyses of certain non-routine accruals, properly analyzing certain deferred cost accounts, and

•	properly assessing the accounting and reporting implications related to new contractual agreements;

(2) accounting for the effects of foreign currencies, including insufficient controls over the analysis of the foreign currency translation and transaction impact of intercompany amounts, as well as amounts owed to third parties denominated in non-functional currencies; and

(3) accounting for income taxes associated with new international operations, including insufficient controls over the proper identification and application of the relevant Brazilian tax rules to the calculation of the tax provision of our new Brazilian operations.

A remediation program has been completed, including the establishment of additional controls, that are intended to strengthen our financial reporting and to specifically address the identified material weaknesses.

This program and the enhanced controls included:

•
Financial statement close process. We have enhanced our corporate accounting function by creating and filling several new positions, including those of Accounting Manager and Assistant Controller-Financial Reporting, to provide greater review and analysis of financial results at both the corporate and subsidiary levels. In the second quarter 2005, we filled two newly created positions, an Internal Audit Director and an Information Technology Director. The Internal Audit Director has coordinated the ongoing monitoring of Sarbanes Oxley compliance and has performed financial and operational audits. The Information Technology Director will implement a global information technology strategy for us, and will play a major role in the evaluation of our accounting system as we look to improve the automation of both foreign currency and intercompany transactions. Overall, newly hired staff has and should continue to bring experience, stability and the skills related to the review and analysis of complex activity in large multi-national companies. Beginning in the first quarter of 2005, an outside consultant evaluated and assisted us in establishing improved controls over the process associated with intercompany transactions. The consultant also assisted in the training of the new and existing personnel in the execution of the controls and processes established. As of the end of 2005, this material weakness has been remediated.

•
Translation and transaction effects of foreign currency exchange. The outside consultant mentioned above also assisted us in implementing procedures to continue to analyze the foreign currency impact on our intercompany and third party transactions. In addition, the consultant trained our staff to identify, segregate, analyze and measure the foreign currency impact on future transactions. Where these processes cannot be automated, we have established processes to ensure proper review of the required calculations. These steps will enable the appropriate measurement of the foreign currency translation and transaction impact on our consolidated financial statements as identified in the material weakness. As of the end of 2005, this material weakness has been remediated.

•
Taxes related to new Brazilian operations. During 2005, there was a tremendous effort made to improve the internal control processes related to taxes and ensure an appropriate level of research, analysis and review of complex international tax issues associated with our existing and future tax jurisdictions by proactively training staff, reviewing tax consequences of transactions, improving documentation, and continuing to engage third-party tax service providers for more complex areas of our income tax accounting. We also hired a Corporate Tax Director who began working at GulfMark mid January 2006. The Corporate Tax Director has extensive international tax experience with the majority of that experience in oil and gas services industry, including the marine transportation business segment. This position is responsible for the analysis and monitoring of taxes in all of our existing tax jurisdictions and related tax accounting guidance and review. As of the end of 2005, this material weakness has been remediated.

We believe that these actions and resulting improvement in controls will strengthen our disclosure controls and procedures, as well as our internal control over financial reporting, and have remediated the material weaknesses that we identified in our internal control over financial reporting at December 31, 2004.

Although we have taken the foregoing steps to correct these internal control deficiencies, these measures may not ensure that we will implement and maintain adequate controls over our financial reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our future reporting obligations. In addition, we may in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting.

Since the requirements of Section 404 of the Sarbanes-Oxley Act are relatively new, we are unable to predict the adverse impact, if any, these possible events could have on the markets for our publicly-traded securities, or what, if any, the legal consequences to us might be. Some of the adverse consequences could include the following:

•	the possible disclosure of the existence of additional material weaknesses;

•	failure to receive the required Section 404 report in the future from our independent registered public accounting firm on a timely basis, or receipt of a report that is qualified as to scope;

•	the adverse legal consequences, if any, of a failure to comply with the Sarbanes-Oxley Act requirements on a timely basis; and

•	a possible adverse impact on the markets for our publicly-owned securities related to any such disclosure or failure to deliver or receive reports.

Risk Factors Related to the Offering

Future sales of shares in our common stock and the resulting dilution that would occur with such sales could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market in the course of any offering made pursuant to this registration statement or any subsequent registration statement, or the perception that such sales could occur, could materially adversely affect the market price of our common stock and make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. As of April 26, 2006, we had 20,580,287 shares of our common stock outstanding. Currently, we are unable to determine the number of shares of common stock that will be outstanding after the offering made pursuant to this registration statement and any applicable supplements to this registration statement, but we will provide that information if and when the securities that are registered under this registration statement are offered for sale.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our website address is www.gulfmark.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus or made a part hereof for any purpose. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room and copy charges.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to other documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents that we have filed or may file with the SEC pursuant to the Securities Exchange Act of 1934 (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 10, 2006.

•	Proxy Statement on Schedule 14A filed on April 7, 2006;

•	Current Reports on Form 8-K filed on and January 10, 2006, February 27, 2006, March 9, 2006, March 10, 2006 and March 17, 2006;

•	Description of our common stock included in Item 1 of Form 8-A filed on April 29, 1997; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Upon your written or oral request, we will provide you with a free copy of any of these filings. You may request copies by writing or telephoning us at: 10111 Richmond Ave., Suite 340, Houston, Texas 77042, (713) 963-9522, Attention: Edward A. Guthrie.

THE COMPANY

Overview

We are a premier provider of marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. Our fleet of vessels provides various services that support the ongoing operation and construction of offshore oil and natural gas facilities and drilling rigs, including the transportation of materials, supplies and personnel, and the positioning of drilling structures. We conduct a majority of our operations in the North Sea, with the balance in offshore Southeast Asia and the Americas. Periodically, we contract vessels into other regions to meet our customers' requirements. As of April 26, 2006, we owned 49 vessels and managed 11 vessels for other owners.

We operate the following operating segments: the North Sea, Southeast Asia and the Americas. Our chief operating decision maker regularly reviews financial information about each of these operating segments in deciding how to allocate resources and evaluate performance. The business within each of these geographic regions has similar economic characteristics, services, distribution methods and regulatory concerns. All of the operating segments are considered reportable segments under Statement of Financial Accounting Standards, or SFAS, No. 131, "Disclosures about Segments of an Enterprise and Related Information." For financial information about our operating segments and geographic areas, see "Management's Discussion and Analysis of Financial Condition and Results of Operation - Segment Results" and Note (9) to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005.

The size, diversity and technologically advanced nature of our fleet enables us to provide offshore exploration and production operators with a broad range of offshore marine services in all major markets. Our fleet has grown in size and capability, from an original 11 vessels in 1990 to our present number of 60 vessels, through strategic acquisitions and new construction of technologically advanced vessels. Presently, we have 34 vessels in the North Sea, 12 vessels offshore Southeast Asia, five vessels offshore Brazil, two vessels offshore India, two vessels in the Mediterranean Sea, two vessels in the Middle East, one in West Africa and two vessels offshore Mexico. The vessels in the Mediterranean Sea, offshore India, the Middle East and offshore West Africa are operated out of our North Sea region. We believe our fleet is among the youngest in the industry with a current overall approximate average age of 14 years and approximately 13 years in our North Sea based fleet.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated below was as follows:

Years Ended December 31,
2001	2002	2003	2004	2005
2.75	2.68	0.93(1)	0.72(1)	2.94

(1) The dollar amount of the deficiency in the ratio of earning to fixed charges was $1,097 thousand and $5,426 thousand in the years ended December 31, 2003 and 2004 respectively.

Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges for the period indicated, where:

•	“earnings,” is defined as consolidated income or loss from continuing operations plus income taxes, minority interest and fixed charges, except capitalized interest; and

•
“fixed charges,” is defined as consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.

Because we have no preferred stock issued and outstanding, dividends relating to preferred stock are not included in the calculation of fixed charges.

DESCRIPTION OF COMMON STOCK

General

Our certificate of incorporation, as amended from time to time, authorizes us to issue up to 30,000,000 shares of common stock, par value $0.01 per share, and up to 2,000,000 shares of preferred stock, without par value. As of April 26, 2006, aggregate shares of 20,580,287 common stock and no shares of preferred stock were outstanding. Our common stock is listed on the Nasdaq National Market under the symbol “GMRK.” We have summarized certain provisions of our certificate of incorporation, as amended, and bylaws below, but you should read them for a more complete description of the rights of holders of our common stock.

Voting Rights

Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of common stock do not have any cumulative voting rights.

Removal of Directors; Filling Vacancies on Board of Directors; Size of the Board

Our directors may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies in a directorship or newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any director elected to fill a vacancy on the board serves for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred. The number of directors is fixed from time to time by the board, but shall not be less than three nor more than 15 persons. Currently, we have seven directors.

Special Meetings of the Stockholders

Our bylaws provide that a special meeting of stockholders may be called by our chairman of the board upon written request by the board of directors. Our stockholders do not have the power to call a meeting.

Dividends

Subject to any preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive dividends at such times and amounts as may be declared by our board of directors. We have no specific plans to pay any cash dividends on our common stock in the foreseeable future. Certain of our financing arrangements restrict the payment of cash dividends.

Liquidation or Dissolution

In the event we liquidate, dissolve, or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

Other Provisions

Shares of our common stock are not redeemable and have no subscription, conversion, or preemptive rights.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Provisions of Our Certificate of Incorporation and Bylaws

We are a Delaware corporation. Certain Delaware laws are designed in part to make it more difficult and time consuming for a person to obtain control of our company. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company.

We have summarized certain provisions of our certificate of incorporation, as amended, and bylaws below, but you should read our certificate of incorporation, as amended, and bylaws for a more complete description of the rights of holders of our common stock.

Limitation of Directors Liability

Our certificate of incorporation, as amended, contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law or any other applicable laws. Under the Delaware General Corporation Law, our directors will not be liable for a breach of his or her duty except for liability for:

•	a breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	dividends or stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction from which he or she receives an improper personal benefit.

These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the Delaware General Corporation Law and not for violations of other laws such as the federal securities laws.

As a result of these provisions in our certificate of incorporation, as amended, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

Delaware Section 203

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any “interested stockholder.” An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15 percent or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

•	the corporation’s board of directors prior to the date the interested stockholder became an interested stockholder; or

•
the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Currently, we do not have a stockholder that owns more than 15% of our common stock. If a stockholder acquired more than 15% of our common stock through this offering, then such stockholder would be subject to the restrictions under Section 203.

DESCRIPTION OF PREFERRED STOCK

General

Our certificate of incorporation authorizes us to issue, without stockholder approval, up to 2,000,000 shares of preferred stock, without par value. As of the date of this prospectus, we have not issued any preferred stock. Our board of directors may from time to time authorize us to issue one or more series of preferred stock and may fix the designation, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series.

Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

The particular terms of any series of preferred stock that we offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms must include:

•	the designation of the series, which may be by distinguishing number, letter and title;

•	the number of shares of the series;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, or the method of calculation, including whether dividends shall be cumulative or non-cumulative;

•	the dates at which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any;

•	the terms and amount of any sinking fund;

•	the liquidation preference per share;

•	whether the shares of the series shall be convertible, and if so, the specification of the securities into which such preferred stock is convertible;

•	the conversion price or prices or rates, and any adjustments thereof, the dates as of which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities from time to time in one or more series. The following description, together with any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus and any related indenture or supplemental indenture. We currently have an indenture, dated July 21, 2004, the “Indenture”, between us and U.S. Bank National Association, as trustee. We could issue debt securities under the Indenture, a supplemental indenture, or a new indenture. We will set forth the terms of such debt securities in the applicable prospectus supplement. A form of the indenture is an exhibit to this registration statement of which this prospectus is a part. This form sets forth general terms of the indenture which would likely govern debt securities issued as part of this offering. We will file with the SEC the indenture governing any such debt securities, if not the existing Indenture, and the applicable prospectus supplement will provide more information on its terms.

We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The Indenture, a new indenture and any supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the Indenture, a new indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

•	the designation or title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which debt securities will be issued;

•	any terms relating to the subordination of the debt securities;

•	whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

•	the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

•	the date or dates on which the debt securities will mature;

•	the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

•	the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

•	the place or places where payments on the debt securities will be payable;

•	whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

•	the denominations in which the debt securities will be issuable;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities, if that amount is other than the principal amount;

•	the terms of any guarantee of the payment of amounts due on the debt securities;

•	any restrictive covenants for the benefit of the holders of the debt securities;

•	the events of default with respect to the debt securities; and

•	any other terms of the debt securities.

Priority of the Debt Securities

Unless otherwise described in the accompanying prospectus, the debt securities will be our general unsecured obligations and will rank pari passu (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of insolvency, our creditors who are holders of secured indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.

With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of our outstanding indebtedness as of the end of our most recent fiscal quarter.

Guarantees

We do not anticipate that our subsidiaries would initially guarantee our obligations under the debt securities, but under certain circumstances, they could be required to become guarantors. If a guarantee is required, it would likely require a full and unconditional guarantee of our obligations under the debt securities on a joint and several basis subject to the limitation described in the next paragraph. If we defaulted in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, would likely be unconditionally obligated to duly and punctually make such payments. The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such securities.

Each guarantor’s obligations will be limited to the lesser of the following amounts:

•	the aggregate amount of our obligations under the debt securities and the indenture;

•
and the amount, if any, which would not have rendered such guarantor “insolvent” under Federal or appropriate state law as will be designated in the indenture, or have left it with unreasonably small capital, at the time it entered into the guarantee.

Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

Form and Denominations

The debt securities will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in a prospectus supplement.

Transfer and Exchange

You may transfer or exchange notes in accordance with the indenture. The registrar and trustee may require you, among other things, to furnish appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the indenture. We may not be required to transfer or exchange any note selected for redemption. Also, we may not be required to transfer or exchange any note for a period of 15 days before a selection of notes is to be redeemed.

As a registered holder of the note, you will be treated as the owner of it for all purposes.

Redemption

Unless otherwise provided in the applicable prospectus supplement, we may redeem the debt securities at our option on the terms set forth in the indenture. Upon the occurrence of either a change of control (as defined in the indenture) or certain asset sales, we may be required to offer to purchase outstanding debt securities, in whole or in part, if we have sale proceeds exceeding some reasonable amount which will be provided for in the indenture and consistent with the industry and the sale proceeds are not timely applied toward repayment of debt or investment in other assets useful to our business.

Payment and Paying Agents

Unless otherwise provided in a prospectus supplement, we will pay interest to you semi-annually in arrears on each January 15 and July 15 if you are a direct holder listed in the trustee’s records at the close of business on the immediately preceding January 1 and July 1. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks to the holders of the debt securities.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as The Depository Trust Company, which represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. A global security may be transferred as a whole only as follows:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary or participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

Unless otherwise indicated in the applicable prospectus supplement, owners of beneficial interests in a global security will be entitled to have the debt securities represented by such global security registered in their names and will be entitled to receive physical delivery of such debt securities in definitive form upon the terms set forth in the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.

If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Covenants

With respect to each series of debt securities, we will be required to:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver certain periodic reports to the holders of the debt securities at the times set forth in the indenture;

•	provide to the trustee within 90 days after the end of each fiscal year a certificate regarding our compliance with the obligations and covenants in the indenture; and

•	pay any material taxes.

The indenture for the debt securities may contain covenants limiting our ability, or the ability of our subsidiaries, to:

•	incur additional debt (including guarantees);

•	make certain payments;

•	engage in other business activities;

•	issue other securities;

•	dispose of assets;

•	enter into certain transactions with our subsidiaries and other affiliates;

•	incur liens; and

•	enter into certain mergers and consolidations involving us and our subsidiaries.

Any additional covenants will be described in the applicable prospectus supplement.

Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a person) or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

•
we are the surviving corporation or the entity or person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition shall have been made is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia,

•
the entity or person formed by or surviving any such consolidation or merger (if not us) or the entity or person to which such sale, lease conveyance, transfer or other disposition shall have been made, assumes all of our obligations under the debt securities and any indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately before and after such transaction, no default or event of default shall have occurred; and

•
except in the case of a merger of us with or into certain of our subsidiaries, we or the entity or the person formed by or surviving such transaction (if not us) will be able to incur additional indebtedness under the indenture after giving effect to the transaction.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, an “event of default” with respect to the debt securities under the indenture means:

•	our default for 30 days in payment of any interest on the debt securities;

•	our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;

•	our default in the observance of certain covenants as set forth in the indenture;

•	our default, for 60 days after delivery of written notice, in the observance or performance of other covenants;

•	our default in the payment of our other indebtedness;

•	bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

•
the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

•	any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.

The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing, then either the trustee or the holders of at least 25% of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities may declare the principal of all the affected debt securities and interest accrued to be due and payable immediately.

Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities may annul or waive certain declarations and defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on the debt securities.

The indenture may provide that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will have no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified in those documents, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee relating to the debt securities.

If you hold debt securities, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts) unless:

•	you have given the trustee written notice of the default and its continuance;

•
holders of not less than 25% in principal amount of the debt securities issued under the indenture have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

•	the trustee has not instituted the action within 60 days of the request; and

•
during such 60-day period, the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities issued under the indenture.

Defeasance Provisions Applicable to the Debt Securities

Unless otherwise specified in a prospectus supplement, under the indenture or any supplemental indenture, we, at our option,

•
will be discharged from our obligations in respect of the debt securities under the indenture (except for certain obligations relating to the trustee and obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

•	need not comply with certain restrictive covenants of the indenture or supplemental indenture,

In each case, if we irrevocably deposit, in trust with the trustee, money or U.S. government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal of, and interest and premium, if any, on, the debt securities on the dates on which such payments are due. We must also specify whether the debt securities are being defeased to maturity or to a particular redemption date.

To exercise either of the above options, no default or event of default shall have occurred or be continuing on the date of such deposit, and such defeasance must not result in a breach of or constitute a default under any material agreement to which we are bound. Unless otherwise specified in a prospectus supplement, we also must deliver a certificate stating that the deposit was not made with the intent of preferring holders of the debt securities over our other creditors. In addition, we must deliver to the trustee an opinion of counsel that:

•
the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS,

•	after the 91st day following the deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws, and

•	all conditions precedent relating to the defeasance have been complied with.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the modification. However, unless indicated otherwise in the applicable prospectus supplement, the provisions of the indenture may not be modified without the consent of each holder of debt securities affected thereby if the modification would:

•	reduce the principal of or change the stated maturity of any such debt securities;

•	waive certain provisions regarding redemption in a manner adverse to the rights of any holder of such debt securities;

•	reduce the rate of or change the time for payment of interest on such debt securities;

•	waive a default in the payment of principal or interest on such debt securities;

•	change the currency in which any of such debt securities are payable;

•	waive a redemption payment with respect to such debt securities (other than as specified in the indenture); or

•	change the provisions of the indenture regarding waiver and amendment.

The Trustee

We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby, will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it for claims as security or otherwise.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provision;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

Exercise of Warrants

To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

Offering and Sale of Securities

We may sell the securities from time to time as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In some cases, we or dealers acting with us may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we may pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

In connection with any underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

Matters Relating to the Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Other than our common stock, we may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may also make a market in those securities. However, no underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus, the terms “this offering” means the initial offering of the securities made in connection with their original issuance by GulfMark. This term does not refer to any subsequent resales of securities in market-making transactions.

LEGAL MATTERS

Strasburger & Price, L.L.P., Houston, Texas, will pass upon certain legal matters relating to the validity of our common stock, preferred stock, debt securities and warrants.

EXPERTS

The consolidated financial statements of GulfMark Offshore, Inc. and subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in GulfMark Offshore, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On May 23, 2005, we notified E&Y that we had dismissed E&Y as our independent registered public accounting firm. On May 24, 2005, our Audit Committee of the Board of Directors appointed UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent registered public accounting firm for the year ending December 31, 2005.

The consolidated financial statements as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the year then ended incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein have been so audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, an independent public accounting firm, as set forth in their reports included therein and incorporated by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and sale of the securities being registered hereby, are as follows:

**Securities and Exchange Commission Registration Fee	$26,750
*Printing and Engraving Expenses	$75,000
*Legal Fees and Expenses	$100,000
*Accounting Fees and Expenses	$50,000
*Blue Sky Fees and Expenses	$10,000
*Transfer Agent Fees and Expenses	$10,000
*Miscellaneous	$65,000
Total	$336,750

*Estimated
**Of this amount, $23,000 was previously paid by us as indicated in the fee table.

Item 15. Indemnification of Directors and Officers.

General

Our certificate of incorporation, as amended, provides that we must indemnify our directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law or other applicable laws. We are permitted to enter into agreements with any such person to provide indemnification greater or different than that provided in our certificate of incorporation or Delaware law.

Our certificate of incorporation, as amended, limits the personal liability of our directors to us or our stockholders to the full extent permitted by Delaware General Corporation Law or other applicable laws. The Delaware General Corporation Law currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

Any underwriting agreements to be filed or incorporated by reference with this registration statement may contain reciprocal agreements of indemnity between us and the underwriters as to certain liabilities, including liabilities under the Securities Act of 1933, and may provide for indemnification of our directors and officers in certain circumstances.

Indemnification and Insurance

Delaware corporations may indemnify their directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation, as amended, provides that we shall indemnify, to the full extent permitted by the Delaware General Corporation Law or any other applicable law, each of our current and former directors, officers, employees and certain agents, and each person who, at the request of the board of directors or an officer, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. Significant payments by us in settlement of a claim or in satisfaction of a judgment against any of our officers, directors or other indemnified individuals, as required by these provisions and if permitted by Delaware law, could materially reduce our assets.

We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our certificate of incorporation, as amended, or Delaware law.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation protects our directors against monetary damages for breach of the duty of care to the full extent permitted by the Delaware General Corporation Law or other applicable laws. These provisions do not eliminate the directors’ duty of care. Under these provisions, neither we nor our stockholders may assert a claim for money damages against a director for certain breaches of fiduciary duty, including claims in connection with possible takeover proposals. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. The provisions of the Delaware General Corporation Law do not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws. Those provisions apply to our officers only if they are directors and are acting in their capacity as directors, and do not apply to officers who are not directors.

  Directors will remain subject to liability for the following:

•	breach of a director's duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	transactions from which a director derives improper personal benefit; and

•	unlawful dividends or unlawful stock repurchases or redemptions.

Item 16. Exhibits.

(a) Exhibits

Exhibit No	Description	Documents
1.1	Underwriting Agreement (Common Stock, Preferred Stock, and/or Warrants)	To be filed by amendment or subsequently incorporated by reference
1.2	Underwriting Agreement (Debt Securities)	To be filed by amendment or subsequently incorporated by reference
4.1	Certificate of Incorporation and amendments thereto	Incorporated by reference to Exhibits 3.1, 3.2, and 3.3 of our Form 10-Q, filed November 6, 2002
4.2	Bylaws	Incorporated by reference to Exhibit 3.4 of our Form 10-Q, filed November 6, 2002
4.3	Specimen Certificate for the Company’s Common Stock, $0.01 par value	Incorporated by reference to Exhibit 4.2 of the Form S-1 Registration No. 333-31139, filed July 11, 1997
4.4	Indenture, dated as of July 21, 2004, between the Company and U.S. Bank National Association, as Trustee	Incorporated by reference to Exhibit 4.4 of our Form 10-Q, filed November 9, 2004
4.5	Form of Debt Securities Indenture	Filed herewith
5.1	Opinion of Strasburger & Price, L.L.P. as to the legality of the securities	Filed herewith
12.1	Computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of Strasburger & Price, L.L.P.	Included in Exhibit 5.1 filed herewith
23.2	Consent of Ernst & Young LLP	Filed herewith
23.3	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP	Filed herewith
24.1	Power of Attorney	Included on Page 36
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities Indenture	Filed herewith

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1) (iii) do not apply if this registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That for the purpose of determining liability of the registrant under the Securities Act of the 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 26, 2006.

GULFMARK OFFSHORE, INC.
/s/ Edward A. Guthrie
Edward A. Guthrie Executive Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward A. Guthrie his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act which relates to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bruce A. Streeter
Bruce A. Streeter	President, Chief Operating Officer and Director (Principal Executive Officer)	April 26, 2006
/s/ Edward A. Guthrie
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	April 26, 2006
/s/ Carla Mashinski
Carla Mashinski	Controller (Principal Accounting Officer)	April 26, 2006
/s/ Peter I. Bijur
Peter I. Bijur	Director	April 26, 2006
/s/ David J. Butters
David J. Butters	Director	April 26, 2006
/s/ Marshall A. Crowe
Marshall A. Crowe	Director	April 26, 2006
/s/ Louis S. Gimbel, 3rd
Louis S. Gimbel, 3rd	Director	April 26, 2006
/s/ Sheldon S. Gordon
Sheldon S. Gordon	Director	April 26, 2006
/s/ Robert B. Millard
Robert B. Millard	Director	April 26, 2006

EXHIBIT INDEX

Exhibit No	Description	Documents
1.1	Underwriting Agreement (Common Stock, Preferred Stock and/or Warrants)	To be filed by amendment or subsequently incorporated by reference
1.2	Underwriting Agreement (Debt Securities)	To be filed by amendment or subsequently incorporated by reference
4.1	Certificate of Incorporation and amendments thereto	Incorporated by reference to Exhibits 3.1, 3.2, and 3.3 of our Form 10-Q, filed November 6, 2002
4.2	Bylaws	Incorporated by reference to Exhibit 3.4 of our Form 10-Q, filed November 6, 2002
4.3	Specimen Certificate for the Company’s Common Stock, $0.01 par value	Incorporated by reference to Exhibit 4.2 of the Form S-1 Registration No. 333-31139, filed July 11, 1997
4.4	Indenture, dated as of July 21, 2004, between the Company and U.S. Bank National Association, as Trustee	Incorporated by reference to Exhibit 4.4 of our Form 10-Q, filed November 9, 2004
4.5	Form of Debt Securities Indenture	Filed herewith
5.1	Opinion of Strasburger & Price, L.L.P. as to the legality of the securities	Filed herewith
12.1	Computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of Strasburger & Price, L.L.P.	Included in Exhibit 5.1 filed herewith
23.2	Consent of Ernst & Young LLP	Filed herewith
23.3	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP	Filed herewith
24.1	Power of Attorney	Included on Page 36
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities Indenture	Filed herewith